Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 13E-3
(Form Type)

AvidXchange Holdings, Inc.

Arrow Borrower 2025, Inc.

Arrow Merger Sub 2025, Inc.

Arrow Intermediate 2025, Inc.

Arrow Holdings 2025, Inc.

Arrow Parent 2025, L.P.
Arrow Parent GenPar 2025, LLC

TPG IX Arrow Parent Holdings, L.P.
Arrow Parent Holdings GenPar 2025, LLC
The Arrow Holdings Business Trust

TPG Partners IX, L.P.

Corpay, Inc.
Green and Gold 2014 GRAT
Green and Gold 2015 GRAT

Michael Praeger

(Exact Name of Registrant and Name of Persons Filing Statement)

Table 1 – Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$2,091,119,571(1)(2)	0.00015310	$320,150.41(3)
Fees Previously Paid	–		–
Total Transaction Valuation	$2,091,119,571
Total Fees Due for Filing			$320,150.41
Total Fees Previously Paid			–
Total Fee Offsets			$320,150.41(4)
Net Fee Due			–

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of May 6, 2025, by and among AvidXchange Holdings, Inc., Arrow Borrower 2025, Inc. and Arrow Merger Sub 2025, Inc.

(1)	Aggregate number of securities to which transaction applies: As of May 30, 2025, the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 211,992,667, which consists of:

(a) 194,096,910 shares of Company Common Stock (other than the Rollover Shares, Cancelled Shares and any Dissenting Shares);

(b) 4,292,581 shares of Company Common Stock underlying Company Options that have a per share exercise price that is less than $10.00; and

(c) 13,603,176 shares of Company Common Stock underlying outstanding Company RSU Awards.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of May 30, 2025, the underlying value of the transaction was calculated based on the sum of:

(a) the product of 194,096,910 shares of Company Common Stock (other than the Rollover Shares, Cancelled Shares and any Dissenting Shares) and the per share merger consideration of $10.00;

(b) the product of 4,292,581 shares of Company Common Stock underlying Company Options that have a per share exercise price that is less than $10.00 and $2.60 (which is the difference between the per share merger consideration of $10.00 and the weighted average exercise price of the Company Options that have a per share exercise price that is less than $10.00);

(c) the product of 13,603,176 shares of Company Common Stock underlying outstanding Company RSU Awards that vest upon the occurrence of the Effective Time in accordance with their terms and the per share merger consideration of $10.00; and

(d) an amount equal to $2,958,000, representing retention awards to be provided to certain Company employees that may be settled in cash or, if so elected by the recipient, restricted common units of Arrow Parent 2025, L.P.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the transaction value by 0.00015310.

(4)	AvidXchange Holdings, Inc. previously paid $320,150.41 upon the filing of its Preliminary Proxy Statement on Schedule 14A on June 17, 2025 in connection with the transaction reported hereby.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Schedule 14A	001-40898	June 17, 2025		$320,150.41
Fee Offset Sources	AvidXchange Holdings, Inc.	Schedule 14A	001-40898		June 17, 2025		$320,150.41(4)